Exhibit 3.16

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

SILVERTHORNE OPERATING LLC

a Delaware limited liability company

FIRST:  The name of the limited liability company is Silverthorne Operating LLC (the “Company”).

SECOND:  The Certificate of Formation of the Company is hereby amended to read as follows:

New name is:  “NGL Energy Operating LLC”

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 21st day of February 2012.

BY:	/s/ H. Michael Krimbill
H. Michael Krimbill, Chief Executive Officer
Authorized Person